Exhibit 99.1


COMPETITIVE TECHNOLOGIES CLIENT UNIVERSITY OF ILLINOIS TO ASSUME
LEAD IN FUJITSU PDP PATENT INFRINGEMENT CASE

Fairfield, CT - (July 25, 2002) - Competitive Technologies, Inc. (AMEX: CTT) announced today an agreement with the University of Illinois for the University to take the lead in the patent infringement litigation against Fujitsu currently before the U.S. District Court for the Northern District of California. The University, CTT's client, will also assume the cost of new lead counsel, Irell & Manella. Up to this point, lead counsel fees have been the sole responsibility of CTT. CTT will withdraw as co-plaintiff, retaining economic interest in the suit. The
University of Illinois has taken this action to further protect the interest and rights of the citizens of Illinois.

The suit alleges that plasma display panels (PDPs) being sold by Fujitsu infringe US Patent Nos. 4,866,349 and 5,081,400 held by CTT's client, the University of Illinois. The two patents emanate from scientific discoveries made at the University by inventors, Dr. Larry F. Weber, Kevin W. Warren and Mark B. Wood, which were assigned to the University. Their inventions provide for energy recovery used in PDPs and plasma display flat television screens.

John B. Nano, CTT's President and CEO stated, "We fully anticipate a favorable ruling by the court against Fujitsu in this patent infringement action protecting our clients, our licensees and our shareholders."

The use of the patented technology is a critical component of plasma display screens and televisions. Matsushita Electric Industrial Co., Ltd. and their subsidiary, Plasmaco, Inc., are non-exclusive licensees of the patented technology. Their products include Panasonic brand 42 and 60-inch flat screen units.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a global leader in identifying, developing and commercializing innovative life sciences, physical sciences, digital technologies and electronics. CTT's specialized expertise and experience make it a valuable partner to assist technology-rich universities, inventors and companies, of all sizes, to maximize the value of their intellectual assets. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565
Fax  (212) 754-4333

E-mail: ctt@competitivetech.net